Artisan Partners Asset Management Inc. Reports April 2026 Assets Under Management
Milwaukee, WI - May 11, 2026 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of April 30, 2026 totaled $183.0 billion. Artisan Funds and Artisan Global Funds accounted for $89.1 billion of total firm AUM, while separate accounts and other AUM1 accounted for $93.9 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of April 30, 2026 - ($ Millions)
Growth Team
Global Opportunities	$14,572
Global Discovery	1,083
U.S. Mid-Cap Growth	9,768
U.S. Small-Cap Growth	2,852
Franchise	962
Global Equity Team
Global Equity	443
Non-U.S. Growth	17,135
U.S. Value Team
Value Equity	6,065
U.S. Mid-Cap Value	1,901
Value Income	8
International Value Group
International Value	53,530
International Explorer	1,157
Global Special Situations	36
Global Value Team
Global Value	37,519
Select Equity	1,016
Sustainable Emerging Markets Team
Sustainable Emerging Markets	3,066
Credit Team
High Income	13,912
Credit Opportunities	385
Floating Rate	125
Custom Credit Solutions	1,514
Developing World Team
Developing World	3,253
Antero Peak Group
Antero Peak	2,332
Antero Peak Hedge	234
International Small-Mid Team
Non-U.S. Small-Mid Growth	4,249
EMsights Capital Group
Global Unconstrained	1,623
Emerging Markets Debt Opportunities	1,448
Emerging Markets Local Opportunities	1,903
Grandview Property Partners
Grandview Property Partners[3]	875

Total Firm Assets Under Management ("AUM")	$182,966

1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM includes $295.4 million in aggregate for which Artisan Partners provides investment models to managed account sponsors (generally reported on a lag not exceeding one quarter).
3 Represents NAV plus uncalled and recallable capital.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global multi-asset investment platform providing a broad range of high value-added investment strategies in growing asset classes to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.